Exhibit 99.1

AVEANNA HEALTHCARE HOLDINGS ANNOUNCES

THIRD-QUARTER 2021 FINANCIAL RESULTS

Third Quarter 2021 Highlights

•
Revenue Increased 12.4% to $411.3 Million
•
Gross Margin Increased 22.4% to $139.7 Million
•
Net Income of $2.1 Million, or $0.01 per Diluted Share
•
Adjusted Net Income per Diluted Share of $0.11
•
Adjusted EBITDA Increased 14.6% to $45.8 Million
•
Agrees to Acquire Comfort Care on September 27 (HHH, approximately $97 million revenue)
•
Agrees to Acquire Accredited on November 12 (PDS, approximately $115 million revenue)

Atlanta, Georgia (November 15, 2021) – Aveanna Healthcare Holdings, Inc. (NASDAQ: AVAH), a leading, diversified home care platform focused on providing care to medically complex, high-cost patient populations, today announced financial results for the three and nine-month periods ended October 2, 2021.

Tony Strange, Chief Executive Officer, commented "We are pleased with our solid results in the third quarter, where we delivered another consecutive quarter of double-digit growth on both the top and bottom line. The high demand for our services, as well as the support we are receiving from state and federal governments, underscores our value proposition over the long-term. Despite the temporary headwinds related to labor pressures, our team continues to demonstrate great discipline in managing our margins while investing into the growth of our caregivers. We also continue to execute on our M&A strategy despite a challenging macro backdrop, and have optimized our capital structure to support our M&A strategy, as well as provide us with enhanced operational and financial flexibility. We are pleased with our overall results and our runway to continue to build shareholder value.”

Three-Month Periods Ended October 2, 2021 and September 26, 2020

Revenue was $411.3 million for the third quarter of 2021, as compared to $366.0 million for the third quarter of 2020, an increase of $45.3 million, or 12.4%. This increase was primarily driven by significant growth in our Home Health & Hospice (“HHH”) segment with a $42.3 million, or 902.1%, increase in HHH revenue as a result of strong acquisition-related activity.

Gross margin was $139.7 million, or 34.0% of revenue, for the third quarter of 2021, as compared to $114.1 million, or 31.2% of revenue, for the third quarter of 2020, an increase of $25.6 million, or 22.4%. The gross margin expansion relative to our revenue growth rate was primarily attributable to a 7.5% increase in our PDS spread rate, from $10.37 in the third quarter of 2020 to $11.18 in the third quarter of 2021.

Net income was $2.1 million for the third quarter of 2021, as compared to a net loss of $7.4 million for the third quarter of 2020, and net income per diluted share was $0.01 for the third quarter of 2021, as compared to a net loss per diluted share of $0.05 for the third quarter of 2020. Adjusted net income per diluted share was $0.11 for the third quarter of 2021, as compared to $0.09 for the third quarter of 2020.

Adjusted EBITDA was $45.8 million, or 11.1% of revenue, for the third quarter of 2021 as compared to $40.0 million, or 10.9% of revenue, for the third quarter of 2020, an increase of $5.8 million, or 14.6%.

Nine-Month Periods Ended October 2, 2021 and September 26, 2020

Revenue was $1,264.5 million for the first nine months of 2021, as compared to $1,072.8 million for the first nine months of 2020, an increase of $191.7 million, or 17.9%. This increase was driven by growth across all segments, including:

•
a $63.9 million, or 6.6%, increase in Private Duty Services ("PDS") revenue to $1,027.6 million;
•
a $114.8 million, or 830.3%, increase in HHH revenue to $128.6 million; and
•
a $13.0 million, or 13.7%, increase in Medical Solutions ("MS") revenue to $108.3 million.

Gross margin was $418.0 million, or 33.1% of revenue, for the first nine months of 2021, as compared to $328.3 million, or 30.6% of revenue, for the first nine months of 2020, an increase of $89.7 million, or 27.3%.

Net income was $9.1 million for the first nine months of 2021, as compared to a net loss of $47.3 million for the first nine months of 2020, and net income per diluted share was $0.05 for the first nine months of 2021, as compared to a net loss per diluted share of $0.34 for the first nine months of 2020. Adjusted net income per diluted share was $0.31 for the first nine months of 2021 as compared to $0.19 for the first nine months of 2020.

Adjusted EBITDA was $138.4 million, or 10.9% of revenue, for the first nine months of 2021 as compared to $107.2 million, or 10.0% of revenue, for the first nine months of 2020, an increase of $31.2 million, or 29.1%.

Recent Developments

Amendment of First Lien Credit Agreement; entry into Receivables Financing Agreement

•
On July 15, 2021, we amended our First Lien Credit Agreement to convert our outstanding first lien term loans into a single term loan in an aggregate principal amount of $860.0 million and also reduced interest rates. As amended, the agreement also provides for a delayed draw term loan facility of $200.0 million to be used in connection with acquisitions.
•
On November 12, 2021, we entered into a Receivables Financing Agreement (the "Securitization Facility") with availability up to $150.0 million at a lower cost of capital relative to our first lien term loan. We intend to draw $120.0 million under the Securitization Facility to fund planned acquisitions.

Cash flow and Liquidity

•
Cash flow from operations was $35.8 million for the third quarter, turning our operating cashflow positive to $22.2 million for the nine-months ended October 2, 2021.
•
As of October 2, 2021, we had cash of $121.7 million and bank debt of $860.0 million, with $180.2 million of available borrowing capacity under our revolving credit facility. We also had $200.0 million of availability under our delayed draw term loan facility for future acquisitions.
•
Our new Securitization Facility also provides incremental liquidity of up to $150 million.

David Afshar, Chief Financial Officer, commented “We are pleased with our strong cash flow from operations for the third quarter, which resulted from hard work on many fronts by all our Aveanna team members. Together with the capital structure improvements we have continued to make, this provides Aveanna with additional liquidity and capacity in support of our acquisition strategy.

M&A Update

•
On September 27, 2021, we entered into an agreement to acquire Comfort Care for $345.0 million. Comfort Care, with adult home health and hospice operations in Alabama and Tennessee, had approximately $97.5 million of revenue in the twelve months ended June 30, 2021. The transaction is expected to close in the fourth quarter of 2021.
•
On November 14, 2021, we entered into an agreement to acquire Accredited Nursing Services for a base purchase price of $180.0 million, plus up to $45.0 million of potential additional consideration which will be funded to a purchase price escrow at close. The purchase price escrow is subject to adjustment based on a final reconciliation of actual volumes for the three-month period of September, 2021 to November, 2021. Accredited, with PDS operations in California had approximately $114.8 million of revenue in the twelve months ended August, 2021. This transaction is also expected to close in the fourth quarter of 2021.
•
Our pipeline continues to be active with numerous HHH and PDS opportunities that we are actively exploring.

Rod Windley, Executive Chairman, commented, “We are extremely excited about the pending acquisitions of Comfort Care and Accredited. Both transactions are consistent with our strategy of building density in our existing markets. Comfort Care continues building on our already successful entry into the Medicare Home Health and Hospice space, while Accredited provides us with continued

accelerated growth in our PDS segment. We anticipate closing both acquisitions in early December and having each fully integrated into our operations within the next six to eight months."

Full Year 2021 Guidance

Based on our operating results for the third quarter and expected operating trends in the fourth quarter, we are adjusting our full year 2021 revenue guidance to:

•
Revenue of $1,675 million to $1,680 million (from not less than $1,745 million previously)

We are not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with our interest rate swaps.

•
We are affirming our prior guidance that Adjusted EBITDA is anticipated to be not less than $185 million.

Non-GAAP Financial Measures

In addition to our results of operations prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we also evaluate our financial performance using EBITDA, Adjusted EBITDA, Field contribution, Field contribution margin, Adjusted corporate expense, Adjusted net income and Adjusted net income per diluted share. Given our determination of adjustments in arriving at our computations, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures calculated in accordance with GAAP.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as net income (loss). Rather, we present EBITDA and Adjusted EBITDA as supplemental measures of our performance. We define EBITDA as net income (loss) before interest expense, net; income tax (expense) benefit; and depreciation and amortization. We define Adjusted EBITDA as EBITDA, adjusted for the impact of certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by us to not be indicative of the performance of our core operations, including impairments of goodwill, intangible assets, and other long-lived assets; non-cash, share-based compensation; sponsor fees; loss on extinguishment of debt; fees related to debt modifications; the effect of interest rate derivatives; acquisition-related and integration costs; legal costs and settlements associated with acquisition matters; the discontinuation of our ABA Therapy services; non-acquisition related legal settlements; and other system transition costs, professional fees and other costs. As non-GAAP financial measures, our computations of EBITDA and Adjusted EBITDA may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of this measure impracticable.

We believe our computations of EBITDA and Adjusted EBITDA are helpful in highlighting trends in our core operating performance. In determining which adjustments are made to arrive at EBITDA and Adjusted EBITDA, we consider both (1) certain non-recurring, infrequent, non-cash or unusual items, which can vary significantly from year to year, as well as (2) certain other items that may be recurring, frequent, or settled in cash but which we do not believe are indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to assess operating performance and make business decisions.

We incurred substantial acquisition-related costs and integration costs in fiscal years 2021 and 2020. The underlying acquisition activities took place over a defined timeframe, had distinct project timelines and were incremental to activities and costs that arose in the ordinary course of our business. Therefore, we believe it is important to exclude these costs from our Adjusted EBITDA because it provides us a normalized view of our core, ongoing operations after integrating our acquired companies, which we believe is an important measure in assessing our performance.

Field contribution and Field contribution margin

Field contribution and Field contribution margin are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as operating income (loss). Rather, we present Field contribution and Field contribution margin as supplemental measures of our performance. We define Field contribution as operating income (loss) prior to corporate expenses and other non-field related costs, including depreciation and amortization, acquisition-related costs, and other operating expenses. Field contribution margin is Field contribution as a percentage of revenue. As non-GAAP financial measures, our computations of Field contribution and Field contribution margin may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of these measures impracticable.

We believe Field contribution and Field contribution margin are helpful in highlighting trends in our core operating performance and evaluating trends in our branch and regional results, which can vary from year to year. We use Field contribution and Field contribution margin to make business decisions and assess the operating performance and results delivered by our core field operations, prior to corporate and other costs not directly related to our field operations. These metrics are also important because they guide us in determining whether our branch and regional administrative expenses are appropriately sized to support our caregivers and direct patient care operations. Additionally, Field contribution and Field contribution margin determine how effective we are in managing our field supervisory and administrative costs associated with supporting our provision of services and sale of products.

Adjusted corporate expenses

Adjusted corporate expenses is a non-GAAP financial measure and is not intended to replace financial performance measures determined in accordance with GAAP, such as corporate expenses. Rather, we present adjusted corporate expenses as a supplemental measure of our performance. We define Adjusted corporate expenses as corporate expenses adjusted for the impact of certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by us to not be indicative of the performance of our core operations, including non-cash, share-based compensation; sponsor fees; acquisition-related and integration costs; legal costs and settlements associated with acquisition matters; COVID related costs, net of reimbursement; and other system transition costs, professional fees and other costs. As non-GAAP financial measures, our computations of adjusted corporate expenses may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of this measure impracticable.

We believe Adjusted corporate expenses is helpful in highlighting trends in our corporate support function, which can vary from year to year. We use Adjusted corporate expenses to make business decisions in determining whether or not our corporate expenses is appropriately sized to support our caregivers and direct patient care operations. Excluding the aforementioned items from corporate expenses that are either non-recurring, infrequent, non-cash, unusual, or items deemed by us to not be indicative of the performance of our core operations allows us to evaluate adjusted corporate expenses in relation to the support necessary for our caregivers and direct patient care operations.

Adjusted net income and Adjusted net income per diluted share

Adjusted net income represents net income as adjusted for the impact of GAAP income tax, goodwill, intangible and other long-lived asset impairment charges, non-cash share-based compensation expense, sponsor fees, loss on extinguishment of debt, interest rate derivatives, acquisition-related costs, integration costs, legal costs, COVID-related costs net of reimbursement, ABA exited operations, other system transition costs, professional fees and certain other miscellaneous items on a pre-tax basis. Adjusted net income includes a provision for income taxes derived utilizing a combined statutory tax rate. The combined statutory tax rate is our estimate of our long-term tax rate. The most comparable GAAP measure is net income.

Adjusted net income per diluted share represents adjusted net income on a per diluted share basis using the weighted-average number of diluted shares outstanding for the period. The most comparable GAAP measure is net income per share, diluted.

Adjusted net income and Adjusted net income per diluted share are important to us because they allow us to assess financial results, exclusive of the items mentioned above that are not operational in nature or comparable to those of our competitors.

Conference Call

Aveanna will host a conference call on Tuesday, November 16, 2021, at 10:00 a.m. Eastern Time to discuss our third quarter results. The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A telephonic replay of the conference call will be available until November 23, 2021, by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13724184. A live webcast of our conference call will also be available under the Investor Relations section of our website: https://ir.aveanna.com/. The online replay will also be available for one week following the call.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements (other than statements of historical facts) in this press release regarding our prospects, plans, financial position, business strategy and expected financial and operational results may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of terminology such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “predict,” “project,” “potential,” “continue” or the negatives of these terms or variations of them or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, such as our ability to successfully execute our growth strategy, including through organic growth and the completion of acquisitions, effective integration of the companies we acquire, unexpected costs of acquisitions and dispositions, the possibility that expected cost synergies may not materialize as expected, the failure of Aveanna or the companies we acquire to perform as expected, estimation inaccuracies in revenue recognition, our ability to drive margin leverage through lower costs, unexpected increases in SG&A and other expenses, changes in reimbursement, changes in government regulations, changes in Aveanna’s relationships with referral sources, increased competition for Aveanna’s services or wage inflation, changes in the interpretation of government regulations or discretionary determinations made by government officials, uncertainties regarding the outcome of rate discussions with managed care organizations and our ability to effectively collect our cash from these organizations, our ability to effectively bill and collect under new Electronic Visit Verification regulations, changes in tax rates, the impact of adverse weather, the impact to our business operations, reimbursements and patient population were the COVID-19 environment to worsen, and other risks set forth under the heading “Risk Factors” in Aveanna‘s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission and which was declared effective on April 28, 2021, which is available at www.sec.gov. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may prove to be incorrect or imprecise. Accordingly, forward-looking statements included in this press release do not purport to be predictions of future events or circumstances, and actual results may differ materially from those expressed by forward-looking statements. All forward-looking statements speak only as of the date made, and Aveanna undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Aveanna Healthcare

Aveanna Healthcare is headquartered in Atlanta, Georgia and has locations in 30 states providing a broad range of pediatric and adult healthcare services including nursing, rehabilitation services, occupational nursing in schools, therapy services, day treatment centers for medically fragile and chronically ill children and adults, home health and hospice services, as well as delivery of enteral nutrition and other products to patients. The Company also provides case management services in order to assist families and patients by coordinating the provision of services between insurers or other payers, physicians, hospitals, and other healthcare providers. In addition, the Company provides respite healthcare services, which are temporary care provider services provided in relief of the patient’s normal caregiver. The Company’s services are designed to provide a high quality, lower cost alternative to prolonged hospitalization. For more information, please visit www.aveanna.com.

Cash Flow and Information about Indebtedness

The following table sets forth a summary of our cash flows from operating, investing, and financing activities for the nine-month periods presented:

	For the Nine-Month Periods Ended
(dollars in thousands)	October 2, 2021	September 26, 2020
Net cash provided by operating activities	$22,188	$118,117
Net cash used in investing activities	$(113,508)	$(61,501)
Net cash provided by financing activities	$75,683	$212,319
Cash and cash equivalents at beginning of period	$137,345	$3,327
Cash and cash equivalents at end of period	$121,708	$272,262

The following table presents our long-term indebtedness as of October 2, 2021:

(dollars in thousands)
Instrument	Interest Rate	October 2, 2021
2021 Extended Term Loan	L + 3.75%	$860,000
Revolving Credit Facility	L + 3.75%	-
Total Credit Facility Debt		$860,000
Less: unamortized debt issuance costs		(21,726)
Net Credit Facility Debt		$838,274
L = Greater of 0.50% or one-month LIBOR

Results of Operations

Three and Nine-Month Periods Ended October 2, 2021 Compared to the Three and Nine-Month Periods Ended September 26, 2020

The following table summarizes our consolidated results of operations for the three and nine-month periods indicated (amounts in thousands, except per share data):

	For the Three-Month Periods Ended		For the Nine-Month Periods Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Revenue	$411,276	$366,003	$1,264,548	$1,072,803
Cost of revenue, excluding depreciation and amortization	271,534	251,873	846,534	744,503
Branch and regional administrative expenses	76,370	59,641	223,462	174,455
Corporate expenses	37,873	32,493	97,673	81,039
Goodwill impairment	-	-	-	75,727
Depreciation and amortization	5,145	3,922	15,163	12,339
Acquisition-related costs	2,007	4,510	4,779	4,679
Other operating expenses	-	687	-	1,274
Operating income (loss)	18,347	12,877	76,937	(21,213)
Interest income	44	38	182	247
Interest expense	(12,106)	(19,065)	(53,793)	(58,972)
Loss on debt extinguishment	(4,784)	-	(13,702)	(73)
Other (expense) income	(511)	(1,723)	(1,088)	35,608
Income (loss) before income taxes	990	(7,873)	8,536	(44,403)
Income tax benefit (expense)	1,100	471	612	(2,915)
Net income (loss)	$2,090	$(7,402)	$9,148	$(47,318)
Income (loss) per share:
Net income (loss) per share, basic	$0.01	$(0.05)	$0.06	$(0.34)
Weighted average shares of common stock outstanding, basic	184,554	142,123	165,877	140,559
Net income (loss) per share, diluted	$0.01	$(0.05)	$0.05	$(0.34)
Weighted average shares of common stock outstanding, diluted	188,246	142,123	170,667	140,559

The following tables summarize our consolidated key performance measures, including Field contribution and Field contribution margin, which are non-GAAP measures, for the three and nine-month periods indicated:

	For the Three-Month Periods Ended
(dollars in thousands)	October 2, 2021	September 26, 2020	Change	% Change
Revenue	$411,276	$366,003	$45,273	12.4%
Cost of revenue, excluding depreciation and amortization	271,534	251,873	19,661	7.8%
Gross margin	$139,742	$114,130	$25,612	22.4%
Gross margin percentage	34.0%	31.2%
Branch and regional administrative expenses	76,370	59,641	16,729	28.0%
Field contribution	$63,372	$54,489	$8,883	16.3%
Field contribution margin	15.4%	14.9%
Corporate expenses	$37,873	$32,493	$5,380	16.6%
As a percentage of revenue	9.2%	8.9%
Operating income	$18,347	$12,877	$5,470	42.5%
As a percentage of revenue	4.5%	3.5%

	For the Nine-Month Periods Ended
(dollars in thousands)	October 2, 2021	September 26, 2020	Change	% Change
Revenue	$1,264,548	$1,072,803	$191,745	17.9%
Cost of revenue, excluding depreciation and amortization	846,534	744,503	102,031	13.7%
Gross margin	$418,014	$328,300	$89,714	27.3%
Gross margin percentage	33.1%	30.6%
Branch and regional administrative expenses	223,462	174,455	49,007	28.1%
Field contribution	$194,552	$153,845	$40,707	26.5%
Field contribution margin	15.4%	14.3%
Corporate expenses	$97,673	$81,039	$16,634	20.5%
As a percentage of revenue	7.7%	7.6%
Operating income (loss)	$76,937	$(21,213)	$98,150	-462.7%
As a percentage of revenue	6.1%	-2.0%

The following tables summarize our key performance measures by segment for the three-month periods indicated:

	PDS
	For the Three-Month Periods Ended
(dollars and hours in thousands)	October 2, 2021	September 26, 2020	Change	% Change
Revenue	$327,133	$328,985	$(1,852)	-0.6%
Cost of revenue, excluding depreciation and amortization	226,540	231,454	(4,914)	-2.1%
Gross margin	$100,593	$97,531	$3,062	3.1%
Gross margin percentage	30.7%	29.6%		1.1%	(4)
Hours	8,998	9,409	(411)	-4.4%
Revenue rate	$36.36	$34.96	$1.40	3.8%	(1)
Cost of revenue rate	$25.18	$24.60	$0.58	2.3%	(2)
Spread rate	$11.18	$10.37	$0.81	7.5%	(3)

	HHH
	For the Three-Month Periods Ended
(dollars and admissions/episodes in thousands)	October 2, 2021	September 26, 2020	Change	% Change
Revenue	$47,000	$4,690	$42,310	902.1%
Cost of revenue, excluding depreciation and amortization	24,130	2,774	21,356	769.9%
Gross margin	$22,870	$1,916	$20,954	1093.6%
Gross margin percentage	48.7%	40.9%		7.8%	(4)
Home health total admissions (5)**	11.6	**	**	**
Home health episodic admissions (6)**	7.1	**	**	**
Home health total episodes (7)**	10.5	**	**	**
Home health revenue per completed episode (8)**	$2,894	**	**	**

	MS
	For the Three-Month Periods Ended
(dollars and UPS in thousands)	October 2, 2021	September 26, 2020	Change	% Change
Revenue	$37,143	$32,328	$4,815	14.9%
Cost of revenue, excluding depreciation and amortization	20,864	17,645	3,219	18.2%
Gross margin	$16,279	$14,683	$1,596	10.9%
Gross margin percentage	43.8%	45.4%		-1.6%	(4)
Unique patients served (“UPS”)	78	70	8	11.4%
Revenue rate	$476.19	$461.83	$14.36	3.5%	(1)
Cost of revenue rate	$267.49	$252.07	$15.42	6.8%	(2)
Spread rate	$208.71	$209.76	$(1.06)	-0.5%	(3)

The following tables summarize our key performance measures by segment for the nine-month periods indicated:

	PDS
	For the Nine-Month Periods Ended
(dollars and hours in thousands)	October 2, 2021	September 26, 2020	Change	% Change
Revenue	$1,027,640	$963,694	$63,946	6.6%
Cost of revenue, excluding depreciation and amortization	719,435	683,492	35,943	5.3%
Gross margin	$308,205	$280,202	$28,003	10.0%
Gross margin percentage	30.0%	29.1%		0.9%	(4)
Hours	28,828	27,338	1,490	5.5%
Revenue rate	$35.65	$35.25	$0.40	1.1%	(1)
Cost of revenue rate	$24.96	$25.00	$(0.04)	-0.2%	(2)
Spread rate	$10.69	$10.25	$0.44	4.5%	(3)

	HHH
	For the Nine-Month Periods Ended
(dollars and admissions/episodes in thousands)	October 2, 2021	September 26, 2020	Change	% Change
Revenue	$128,589	$13,823	$114,766	830.3%
Cost of revenue, excluding depreciation and amortization	67,224	8,273	58,951	712.6%
Gross margin	$61,365	$5,550	$55,815	1005.7%
Gross margin percentage	47.7%	40.2%		7.5%	(4)
Home health total admissions (5)**	29.1	**	**	**
Home health episodic admissions (6)**	18.0	**	**	**
Home health total episodes (7)**	26.5	**	**	**
Home health revenue per completed episode (8)**	$2,894	**	**	**

	MS
	For the Nine-Month Periods Ended
(dollars and UPS in thousands)	October 2, 2021	September 26, 2020	Change	% Change
Revenue	$108,319	$95,286	$13,033	13.7%
Cost of revenue, excluding depreciation and amortization	59,875	52,738	7,137	13.5%
Gross margin	$48,444	$42,548	$5,896	13.9%
Gross margin percentage	44.7%	44.7%		0.0%	(4)
Unique patients served (“UPS”)	229	210	19	9.0%
Revenue rate	$473.01	$453.74	$19.27	4.7%	(1)
Cost of revenue rate	$261.46	$251.13	$10.33	4.5%	(2)
Spread rate	$211.55	$202.61	$8.94	4.9%	(3)

The following table summarizes our key performance measures for our HHH segment on a sequential basis for the current fiscal year:

	HHH Sequential Trend
	For the Three-Month Periods Ended
(dollars and admissions/episodes in thousands)	October 2, 2021	July 3, 2021	April 3, 2021
Revenue	$47,000	$50,071	$31,518
Cost of revenue, excluding depreciation and amortization	24,130	25,765	17,329
Gross margin	$22,870	$24,306	$14,189
Gross margin percentage	48.7%	48.5%	45.0%	(4)
Home health total admissions (5)**	11.6	11.7	5.8
Home health episodic admissions (6)**	7.1	7.1	3.8
Home health total episodes (7)**	10.5	10.3	5.7
Home health revenue per completed episode (8)**	$2,894	$2,894	$2,962

1)
Represents the period over period change in revenue rate, plus the change in revenue rate attributable to the change in volume.
2)
Represents the period over period change in cost of revenue rate, plus the change in cost of revenue rate attributable to the change in volume.

3)
Represents the period over period change in spread rate, plus the change in spread rate attributable to the change in volume.
4)
Represents the change in margin percentage year over year (or quarter over quarter).
5)
Represents home health episodic and fee-for-service admissions.
6)
Represents home health episodic admissions.
7)
Represents episodic admissions and recertifications.
8)
Represents Medicare revenue per completed episode.

** We entered the home health business in the fourth fiscal quarter of 2020. The metrics presented for the periods presented pertain to the home health component of the Home Health and Hospice segment. These metrics do not pertain to the hospice portion of this segment or certain other Medicare services provided in this segment, both of which are not material in the aggregate.

The following table reconciles operating income to Field contribution and Field contribution margin:

	For the Three-Month Periods Ended		For the Nine-Month Periods Ended
(dollars in thousands)	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Operating income (loss)	$18,347	$12,877	$76,937	$(21,213)
Other operating expenses	-	687	-	1,274
Acquisition-related costs	2,007	4,510	4,779	4,679
Depreciation and amortization	5,145	3,922	15,163	12,339
Goodwill impairment	-	-	-	75,727
Corporate expenses	37,873	32,493	97,673	81,039
Field contribution	$63,372	$54,489	$194,552	$153,845
Revenue	$411,276	$366,003	$1,264,548	$1,072,803
Field contribution margin	15.4%	14.9%	15.4%	14.3%

The following table reconciles net income to EBITDA and Adjusted EBITDA:

	For the Three-Month Periods Ended		For the Nine-Month Periods Ended
(dollars in thousands)	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Net income (loss)	$2,090	$(7,402)	$9,148	$(47,318)
Interest expense, net	12,062	19,027	53,611	58,725
Income tax (benefit) expense	(1,100)	(471)	(612)	2,915
Depreciation and amortization	5,145	3,922	15,163	12,339
EBITDA	18,197	15,076	77,310	26,661
Goodwill, intangible and other long-lived asset impairment	15	822	109	77,293
Non-cash stock-based compensation	4,262	436	10,142	2,176
Sponsor fees (1)	-	807	808	2,422
Loss on extinguishment of debt	4,784	-	13,702	73
Bank fees related to debt modifications	7,178	4,265	7,178	4,265
Interest rate derivatives (2)	566	1,637	1,252	14,399
Acquisition-related costs and other costs (3)	2,007	4,475	4,779	7,164
Integration costs (4)	4,364	1,996	12,482	3,841
Legal costs and settlements associated with acquisition matters (5)	70	2,277	1,120	(45,746)
COVID-related costs, net of reimbursement (6)	2,009	5,733	4,329	9,556
ABA exited operations (7)	-	1,917	-	4,254
Other system transition costs, professional fees and other (8)	2,358	529	5,178	820
Total adjustments (9)	$27,613	$24,894	$61,079	$80,517
Adjusted EBITDA	$45,810	$39,970	$138,389	$107,178

The following table reconciles Corporate expenses to Adjusted corporate expenses:

	For the Three-Month Periods Ended		For the Nine-Month Periods Ended
(dollars in thousands)	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Corporate expenses	$37,873	$32,493	$97,673	$81,039
Non-cash stock-based compensation	(3,355)	(385)	(8,180)	(2,009)
Sponsor fees (1)	-	(807)	(808)	(2,422)
Bank fees related to debt modifications	(7,178)	(4,265)	(7,178)	(4,265)
Acquisition-related costs and other costs (3)	-	12	-	(2,227)
Integration costs (4)	(3,759)	(1,963)	(11,408)	(3,821)
Legal costs and settlements associated with acquisition matters (5)	14	(2,277)	(1,120)	(4,254)
COVID-related costs, net of reimbursement (6)	(35)	(855)	(256)	(1,421)
Other system transition costs, professional fees and other (8)	(1,921)	(618)	(5,647)	(1,036)
Total adjustments	(16,234)	(11,158)	(34,597)	(21,455)
Adjusted corporate expenses	$21,639	$21,335	$63,076	$59,584
Adjusted corporate expenses as a percentage of revenue	5.3%	5.8%	5.0%	5.6%

The following table reconciles net income to Adjusted net income and presents Adjusted net income per diluted share:

	For the Three-Month Periods Ended		For the Nine-Month Periods Ended
(dollars in thousands, except share and per share data)	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Net income (loss)	$2,090	$(7,402)	$9,148	$(47,318)
Income tax (benefit) expense	(1,100)	(471)	(612)	2,915
Goodwill, intangible and other long-lived asset impairment	15	822	109	77,293
Non-cash stock-based compensation	4,262	436	10,142	2,176
Sponsor fees (1)	-	807	808	2,422
Loss on extinguishment of debt	4,784	-	13,702	73
Bank fees related to debt modifications	7,178	4,265	7,178	4,265
Interest rate derivatives (2)	566	1,637	1,252	14,399
Acquisition-related costs and other costs (3)	2,007	4,475	4,779	7,164
Integration costs (4)	4,364	1,996	12,482	3,841
Legal costs and settlements associated with acquisition matters (5)	70	2,277	1,120	(45,746)
COVID-related costs, net of reimbursement (6)	2,009	5,733	4,329	9,556
ABA exited operations (7)	-	1,917	-	4,254
Other system transition costs, professional fees and other (8)	2,358	529	5,178	820
Total adjustments	26,513	24,423	60,467	83,432
Adjusted pre-tax net income	28,603	17,021	69,615	36,114
Income tax provision on adjusted pre-tax income (10)	(7,151)	(4,425)	(17,404)	(9,390)
Adjusted net income	$21,452	$12,596	$52,211	$26,724
Weighted average shares outstanding, diluted	188,246	142,123	170,667	140,559
Adjusted net income per diluted share (11)	$0.11	$0.09	$0.31	$0.19

The following footnotes are applicable to tables above that reconcile (i) Net income to EBITDA and Adjusted EBITDA, (ii) Corporate expenses to Adjusted corporate expenses and (iii) Net income to Adjusted net income. The adjustments to reconcile Corporate expenses to Adjusted corporate expenses only represent the amounts that were recorded within Corporate expenses.

1)
Represents annual management fees payable to our sponsors under our Management Agreement as defined in Note 12 – Related Party Transactions within the notes accompanying our consolidated financial statements included in our Quarterly Report on Form 10-Q. The Management Agreement terminated in accordance with its terms upon completion of our initial public offering.
2)
Represents costs associated with interest rate derivatives not included in interest expense which were included in other income.
3)
Represents (i) transaction costs incurred in connection with planned, completed, or terminated acquisitions, which include investment banking fees, legal diligence and related documentation costs, and finance and accounting diligence and documentation, as presented on the Company’s consolidated statements of operations, of $2.0 million and $4.8 million for the three and nine-month periods ended October 2, 2021, respectively; and $4.5 million and $4.7 million for the three and nine-month periods ended September 26, 2020, respectively, and (ii) corporate salary and severance costs in connection with our January 2020 corporate restructuring in response to a terminated transaction of $0.0 million and $2.5 million for the three and nine-month periods ended September 26, 2020, respectively; there were no such costs for the third quarter 2021.
4)
Represents (i) costs associated with our Integration Management Office, which focuses solely on our integration efforts, of $0.9 million and $2.8 million of the three and nine-month periods ended October 2, 2021, respectively, and $0.9 million and $2.1 million for the three and nine-month periods ended September 26, 2020, respectively; and (ii) transitionary costs incurred to integrate acquired companies into our field and corporate operations of $3.5 million and $9.7 million for the three and nine-month periods ended October 2, 2021, respectively, and $1.1 million and $1.7 million for the three and nine-month periods ended September 26, 2020, respectively. Transitionary costs incurred to integrate acquired companies include IT consulting costs and related integration support costs; salary, severance and retention costs associated with duplicative acquired company personnel until such personnel are exited from the Company; accounting, legal and consulting costs; expenses and impairments related to the closure and consolidation of overlapping markets of acquired companies, including lease termination and relocation costs; costs associated with terminating legacy acquired company contracts and systems; and one-time costs associated with rebranding our acquired companies and locations to the Aveanna brand.
5)
Represents legal and forensic costs, as well as settlements associated with resolving legal matters arising during or as a result of our acquisition-related activities. This includes costs associated with pursuing and resolving certain claims in connection with acquisition-related legal matters, as well as a $50.0 million settlement received pertaining to one such matter in the first quarter 2020. It also includes costs of $0.1 million and $1.1 million for the three and nine-month periods ended October 2, 2021, respectively, and $0.8 million and $2.4 million for the three and nine-month periods ended September 26, 2020, respectively, to comply with the U.S. Department of Justice, Antitrust Division’s grand jury subpoena related to nurse wages and hiring activities in certain of our markets, in connection with a terminated transaction.
6)
Represents costs incurred as a result of the COVID-19 environment, primarily including, but not limited to, (i) relief, vaccine, and hero pay provided to our caregivers and other incremental compensation costs; (ii) sick leave for our caregivers required by OSHA's Emergency Temporary Standard and costs required to comply with federal, state and local vaccination mandates and testing requirements; (iii) incremental PPE costs; (iv) salary, severance and lease termination costs associated with workforce reductions necessitated by COVID-19; and (v) costs of remote workforce enablement, all of which totaled $2.0 million and $4.5 million for the three and nine-month periods ended October 2, 2021, respectively, and $7.1 million and $12.7 million for the three and nine-month periods ended September 26, 2020, respectively; net of temporary reimbursement rate increases provided by certain state Medicaid and Medicaid Managed Care programs which approximated $1.4 million and $3.1 million for the three and nine-month periods ended September 26, 2020, respectively.
7)
Represents the results of operations for the periods indicated related to the ABA Therapy services business that we exited as a result of the COVID-19 environment, as well as one-time costs incurred in connection with exiting the ABA Therapy services business.
8)
Represents (i) costs associated with the implementation of, and transition to, new electronic medical record systems, billing and collection systems, business intelligence systems, customer resource management systems, duplicative system costs while such transformational projects are in-process, and other system transition costs of $1.2 million and $1.5 million for the three and nine-month periods ended October 2, 2021, respectively, and $0.2 and $0.7 million for the three and nine-month periods ended September 26, 2020, respectively; and (ii) professional fees associated with preparation for Sarbanes-Oxley compliance, advisory fees associated with preparation for and execution of our initial public equity offering, and advisory costs associated with the adoption of new accounting standards, of $0.8 million and $4.3 million for the three and nine-month periods ended October 2, 2021, respectively, and $0.4 million and $0.3 million for the three and nine-month periods ended September 26, 2020, respectively; and (iii) certain other costs or (income) that are either non-cash or non-core to the Company’s ongoing operations of $0.4 million and $(0.6) million for the three and nine-month periods ended October 2, 2021, respectively, and $(0.1) million and $(0.2) million for the three and nine-month periods ended September 26, 2020.
9)
The table below reflects the increase or decrease, and aggregate impact, to the line items included on our consolidated statements of operations based upon the adjustments used in arriving at Adjusted EBITDA from EBITDA for the periods indicated:

	For the Three-Month Periods Ended		For the Nine-Month Periods Ended
(dollars in thousands)	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Revenue	$(3)	$(1,973)	$(153)	$(10,122)
Cost of revenue, excluding depreciation and amortization	2,697	4,089	3,725	11,968
Branch and regional administrative expenses	1,381	4,705	3,340	11,075
Corporate expenses	16,234	11,158	34,597	21,455
Goodwill impairment	-	-	-	75,727
Acquisition-related costs	2,007	4,510	4,779	4,679
Other operating expenses	-	687	-	1,274
Loss on debt extinguishment	4,784	-	13,702	73
Other expense (income)	513	1,718	1,089	(35,612)
Total adjustments	$27,613	$24,894	$61,079	$80,517

10)
Derived utilizing a combined statutory rate of 25% for the three and nine-month periods ended October 2, 2021, and 26% for the three and nine-month periods ended September 26, 2020, and applied to the respective adjusted pre-tax income.
11)
Adjustments used to reconcile net income per diluted share on a GAAP basis to adjusted net income per diluted share are comprised of the same adjustments, inclusive of the tax impact, used to reconcile net income to adjusted net income divided by the weighted-average diluted shares outstanding during the period.